Form 10-K, Exhibit 13
period 2010-12-31
ML BlueTrend FuturesAccess LLC
filed 2011-03-15
CIK 1471270

Exhibit 13.01

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2010 and 2009 and for the period September 1, 2008 (commencement of operations) to December 31, 2008 and Reports of Independent Registered Public Accounting Firms

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2010 and 2009	3

Statements of Operations for the years ended December 31, 2010 and 2009 and for the period September 1, 2008 (commencement of operations) to December 31, 2008	4

Statements of Changes in Member’s Capital for the years ended December 31, 2010 and 2009 and for the period September 1, 2008 (commencement of operations) to December 31, 2008	5

Financial Data Highlights for the years ended December 31, 2010 and 2009 and for the period September 1, 2008 (commencement of operations) to December 31, 2008	7

Notes to Financial Statements	10

Report of Independent Registered Public Accounting Firm

To the Members of
ML BlueTrend FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the “Fund”) at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members’ capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

ML Bluetrend FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in member’s capital and the financial data highlights of ML Bluetrend FuturesAccess LLC (the “Fund”) for the period September I, 2008 (commencement of operations) to December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in member’s capital and the financial data highlights of ML Bluetrend FuturesAccess LLC for the period September 1, 2008 (commencement of operations) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 15, 2011

A member firm of

Deloitte Touche Tohmatsu

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $27,101,098 for 2010 and $11,700,317 for 2009)	$263,142,606	$90,971,917
Net unrealized profit on open futures contracts	8,372,030	728,405
Net unrealized profit on open forwards contracts	6,292,330	127,770
Cash and cash equivalents	200,000	76,198
Other assets	10,600	6,080

TOTAL ASSETS	$278,017,566	$91,910,370

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$780,850	$1,307,418
Net unrealized loss on open forwards contracts	3,230,066	434,457
Brokerage commissions payable	6,783	27,169
Sponsor and Advisory fees payable	11,174,911	1,017,438
Redemptions payable	1,259,957	33,400
Other liabilities	231,051	92,289

Total liabilities	16,683,618	2,912,171

MEMBERS’ CAPITAL:
Members’ Interest (199,711,080 and 74,246,182 Units outstanding, unlimited Units authorized)	261,333,948	88,998,199
Total members’ capital	261,333,948	88,998,199

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$278,017,566	$91,910,370

NET ASSET VALUE PER UNIT:

Class A	$1.1785	$1.0724
Class C	$1.1639	$1.0698
Class D	$1.1993	$1.0750
Class I	$1.1904	$1.0789
Class DS	$1.4128	$1.2665
Class DT	$1.1650	$—

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND

FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$36,984,257	6,853,155	10,029,274
Change in unrealized, net	11,539,144	(1,740,277)	854,577
Brokerage commissions	(880,901)	(230,560)	(41,658)

Total trading profit (loss)	47,642,500	4,882,318	10,842,193

INVESTMENT INCOME (EXPENSE):
Interest	(3,199)	7,933	91,446

EXPENSES:
Management fee	4,237,743	1,255,634	290,672
Sponsor fee	751,285	76,798	—
Performance fee	10,688,758	839,877	2,619,030
Other	649,724	293,309	77,733
Total expenses	16,327,510	2,465,618	2,987,435

NET INVESTMENT LOSS	(16,330,709)	(2,457,685)	(2,895,989)

NET INCOME (LOSS)	$31,311,791	$2,424,633	$7,946,204

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	3,887,150	760,146.00	—
Class C*	21,321,655	5,162,237.00	—
Class D*	11,982,305	4,405,587.00	—
Class I*	8,081,929	2,681,473.00	—
Class DS**	100,133,217	46,657,079	36,281,167
Class DT***	50,000,660	—	—

Net income (loss) per weighted average Unit
Class A*	$0.1032	$(0.0174)	$—
Class C*	$0.0968	$0.0004	$—
Class D*	$0.1292	$(0.0561)	$—
Class I*	$0.1243	$0.0270	$—
Class DS**	$0.1835	$0.0559	$0.2190
Class DT***	$0.1584	$—	$—

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2010 AND 2009 AND

FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008 (in units)

				Members’ Capital			Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2008	Subscriptions	Redemptions	December 31, 2009	Subscriptions	Redemptions	December 31, 2010

Class A*	—	—	—	—	1,510,078	—	1,510,078	2,843,249	(87,311)	4,266,016
Class C*	—	—	—	—	9,756,583	(31,221)	9,725,362	14,066,831	(1,331,508)	22,460,685
Class D*	—	—	—	—	10,234,679	—	10,234,679	2,050,640	—	12,285,319
Class I*	—	—	—	—	4,622,411	—	4,622,411	4,501,388	(501,768)	8,622,031
Class DS**	34,615,818	5,448,356	—	40,064,174	10,504,934	(2,415,456)	48,153,652	67,480,465	(2,668,473)	112,965,644
Class DT***	—	—	—	—	—	—	—	60,851,604	(21,740,219)	39,111,385

Total Members’ Units	34,615,818	5,448,356	—	40,064,174	36,628,685	(2,446,677)	74,246,182	151,794,177	(26,329,279)	199,711,080

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2010 AND 2009 AND

FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010

Class A*	$—	$—	$—	$—	$—	$1,632,689	$—	$(13,209)	$1,619,480	$3,109,070	$(102,230)	$401,308	$5,027,628
Class C*	—	—	—	—	—	10,435,845	(33,400)	1,884	10,404,329	15,150,516	(1,476,123)	2,064,204	26,142,926
Class D*	—	—	—	—	—	11,249,487	—	(247,037)	11,002,450	2,182,138	—	1,548,656	14,733,244
Class I*	—	—	—	—	—	4,914,625	—	72,382	4,987,007	4,838,269	(566,183)	1,004,560	10,263,653
Class DS**	34,615,818	6,424,836	—	7,946,204	48,986,858	12,367,513	(2,980,051)	2,610,613	60,984,933	83,667,256	(3,423,232)	18,370,900	159,599,857
Class DT***	—	—	—	—	—	—	—	—	—	60,908,672	(23,264,195)	7,922,163	45,566,640

Total Members’ Capital	$34,615,818	$6,424,836	$—	$7,946,204	$48,986,858	$40,600,159	$(3,013,451)	$2,424,633	$88,998,199	$169,855,921	$(28,831,963)	$31,311,791	$261,333,948

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT*

Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.0724	$1.0698	$1.0750	$1.0789	$1.2665	$1.0000

Net realized and net change in unrealized trading profit	0.2009	0.1992	0.2032	0.2026	0.2394	0.2317
Brokerage commissions	(0.0041)	(0.0040)	(0.0041)	(0.0041)	(0.0049)	(0.0039)
Interest income	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0907)	(0.1011)	(0.0748)	(0.0870)	(0.0882)	(0.0628)

Net asset value, end of year	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Total Return: (b)

Total return before Performance fees	14.37%	13.24%	16.10%	14.83%	16.10%	21.53%
Performance fees	-4.60%	-4.60%	-4.60%	-4.60%	-4.60%	-4.83%
Total return after Performance fees	9.77%	8.64%	11.50%	10.23%	11.50%	16.70%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	3.85%	4.85%	2.34%	3.44%	2.34%	1.19%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.35%	4.58%
Expenses (including Performance fees)	8.20%	9.20%	6.69%	7.79%	6.69%	5.77%

Net investment income (loss)	8.20%	9.21%	6.69%	7.80%	6.69%	5.78%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

*Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A*	Class C*	Class D*	Class I*	Class DS

Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.0000	$1.0000	$1.0000	$1.0000	$1.2227

Net realized and net change in unrealized trading profit	0.1577	0.1576	0.1580	0.1580	0.0891
Brokerage commissions	(0.0019)	(0.0019)	(0.0019)	(0.0019)	(0.0043)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0002
Expenses	(0.0834)	(0.0859)	(0.0811)	(0.0772)	(0.0412)

Net asset value, end of year	$1.0724	$1.0698	$1.0750	$1.0789	$1.2665

Total Return: (b)

Total return before Performance fees	9.67%	9.21%	10.38%	9.85%	4.40%
Performance fees	-2.44%	-2.28%	-2.82%	-2.04%	-1.11%
Total return after Performance fees	7.23%	6.93%	7.56%	7.81%	3.29%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	1.75%	2.17%	1.12%	1.58%	2.48%
Performance fees	2.35%	2.18%	2.75%	1.92%	0.95%
Expenses (including Performance fees)	4.10%	4.35%	3.87%	3.50%	3.43%

Net investment income (loss)	4.10%	4.35%	3.86%	3.51%	3.42%

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

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS

Per Unit Operating Performance:

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit	0.3047
Brokerage commissions	(0.0011)
Interest income	0.0026
Expenses	(0.0835)

Net asset value, end of year	$1.2227

Total Return: (b)

Total return before Performance fees	30.29%
Performance fees	-6.68%
Total return after Performance fees	22.27%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	2.70%
Performance fees	6.62%
Expenses (including Performance fees)	9.32%

Net investment income (loss)	-8.58%

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

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML BlueTrend FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. BlueCrest Capital Management L.P. (“BlueCrest” or trading advisor) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2010 the Fund offers six Classes of Units:  Class A, Class C, Class D, Class I, Class DS and Class DT.  Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit. The six Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. A reclassification was made to prior year net unrealized profit (loss) on open contracts to the current presentation of disaggregation between futures and forwards.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (Loss) in the Statements of Operations.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II see Note 3). Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

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

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2008.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2010, 2009, and for the period ended 2008.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

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

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition, as of December 31, 2010 and 2009 are as follows:

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	330	$586,527	0.22%	—	$—	0.00%	$586,527	0.22%	March 11
Currencies	2,852,187,119	6,292,330	2.41%	(1,929,042,262)	(3,230,067)	-1.24%	3,062,263	1.17%	March 11
Energy	1,501	4,746,214	1.82%	—	—	0.00%	4,746,214	1.82%	January 11 - April 11
Interest rates	3,883	382,086	0.15%	(600)	(37,834)	-0.01%	344,252	0.14%	March 11 - June 13
Metals	525	5,470,493	2.09%	(279)	(3,554,866)	-1.36%	1,915,627	0.73%	January 11 - April 11
Stock indices	3,492	(1,439)	0.00%	—	—	0.00%	(1,439)	0.00%	January 11 - March 11

Total		$17,476,211	6.69%		$(6,822,767)	-2.61%	$10,653,444	4.08%

December 31, 2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	37	$18,635	0.02%	(44)	$(17,718)	-0.02%	$917	0.00%	March 10
Currencies	47,800,234	(66,336)	-0.07%	(42,482,119)	(240,350)	-0.27%	(306,686)	-0.34%	March 10
Energy	379	481,139	0.54%	—	—	0.00%	481,139	0.54%	January 10 - April 10
Interest rates	3,437	(2,232,094)	-2.51%	—	—	0.00%	(2,232,094)	-2.51%	March 10 - December 10
Metals	89	73,051	0.08%	(24)	(163,255)	-0.18%	(90,204)	-0.10%	January 10 - March 10
Stock indices	1,249	1,261,228	1.42%	—		0.00%	1,261,228	1.42%	January 10 - March 10

Total		$(464,377)	-0.52%		$(421,323)	-0.47%	$(885,700)	-0.99%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Member’s Capital as of December 31, 2010 and 2009.

3.                     FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and 2009 are as follows:

2010
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$11,183,881	$7,332,217	$3,851,664	$—
Short	$(3,592,701)	(37,835)	(3,554,866)	—
	$7,591,180	$7,294,382	$296,798	$—

Forwards
Long	$6,292,330	$—	$6,292,330	$—
Short	$(3,230,066)	—	(3,230,066)	—
	$3,062,264	$—	$3,062,264	$—

December 31, 2010	$10,653,444	$7,294,382	$3,359,062	$—

2009
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$(398,041)	$(669,113)	$271,072	$—
Short	$(180,972)	(17,717)	(163,255)	—
	$(579,013)	$(686,830)	$107,817	$—

Forwards
Long	$(66,336)	$—	$(66,336)	$—
Short	$(240,351)	—	(240,351)	—
	$(306,687)	$—	$(306,687)	$—

December 31, 2009	$(885,700)	$(686,830)	$(198,870)	$—

The Fund’s volume of trading forward and futures for the years ended December 31, 2010 and 2009, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2010.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the gains and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading profit and losses, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Commodity Industry Sector	Gain (loss) from trading	Gain (loss) from trading

Agriculture	$645,680	$(259,796)
Currencies	4,109,014	(1,372,119)
Energy	(898,266)	(1,594,326)
Interest rates	33,274,797	1,464,617
Metals	4,175,627	41,606
Stock indices	7,216,549	6,832,896

Total	$48,523,401	$5,112,878

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

4.                     RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, DS and DT are not charged a Sponsor Fee.  Sponsor fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2010 and 2009 and for the period September 1, 2008 (commencement of operations) to December 31, 2008 was approximately $5.62, $6.85 and $9.51, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.                     ADVISORY AGREEMENT

The Fund and BlueCrest have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2010.  Thereafter, this agreement shall be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either BlueCrest or the Fund upon 120 days’ written notice to the other party.  BlueCrest determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to BlueCrest on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.5% Fee.  BlueCrest pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the Fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to BlueCrest as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all classes.

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2010, 2009 and the period ended December 31, 2008 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.                     RECENT ACCOUNTING PRONOUNCEMENT

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

8.                     MARKET AND CREDIT RISK

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

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements, that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

9.                     SUBSEQUENT EVENT

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis Chief Financial Officer Merrill Lynch Alternative Investments LLC Sponsor of ML BlueTrend FuturesAccess LLC