Form 10-K/A, Exhibit 13
period 2010-12-31
ML BlueTrend FuturesAccess LLC
filed 2011-09-09
CIK 1471270

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

To the Members of
ML BlueTrend FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
ML Bluetrend FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in member’s capital and the financial data highlights of ML Bluetrend FuturesAccess LLC (the “Fund”) for the period September 1, 2008 (commencement of  operations) to December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

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

/s/ Deloitte & Touche LLP

New York, New York
March 30, 2009

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $27,101,098 for 2010 and $11,700,317 for 2009)	$263,142,606	$90,971,917
Net unrealized profit on open futures contracts	8,372,030	728,405
Net unrealized profit on open forwards contracts	6,292,330	127,770
Cash and cash equivalents	200,000	76,198
Other assets	10,600	6,080

TOTAL ASSETS	$278,017,566	$91,910,370

LIABILITIES AND MEMBERS' CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$780,850	$1,307,418
Net unrealized loss on open forwards contracts	3,230,066	434,457
Brokerage commissions payable	6,783	27,169
Sponsor and Advisory fees payable	11,174,911	1,017,438
Redemptions payable	1,259,957	33,400
Other liabilities	231,051	92,289

Total liabilities	16,683,618	2,912,171

MEMBERS' CAPITAL:
Members' Interest (199,711,080 and 74,246,182 Units outstanding, unlimited Units authorized)	261,333,948	88,998,199
Total members' capital	261,333,948	88,998,199

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$278,017,566	$91,910,370

NET ASSET VALUE PER UNIT:

Class A	$1.1785	$1.0724
Class C	$1.1639	$1.0698
Class D	$1.1993	$1.0750
Class I	$1.1904	$1.0789
Class DS	$1.4128	$1.2665
Class DT	$1.1650	$-

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND
FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$36,984,257	6,853,155	10,029,274
Change in unrealized, net	11,539,144	(1,740,277)	854,577
Brokerage commissions	(880,901)	(230,560)	(41,658)

Total trading profit (loss)	47,642,500	4,882,318	10,842,193

INVESTMENT INCOME (EXPENSE):
Interest	(3,199)	7,933	91,446

EXPENSES:
Management fee	4,237,743	1,255,634	290,672
Sponsor fee	751,285	76,798	-
Performance fee	10,688,758	839,877	2,619,030
Other	649,724	293,309	77,733
Total expenses	16,327,510	2,465,618	2,987,435

NET INVESTMENT LOSS	(16,330,709)	(2,457,685)	(2,895,989)

NET INCOME (LOSS)	$31,311,791	$2,424,633	$7,946,204

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	3,887,150	760,146.00	-
Class C*	21,321,655	5,162,237.00	-
Class D*	11,982,305	4,405,587.00	-
Class I*	8,081,929	2,681,473.00	-
Class DS**	100,133,217	46,657,079	36,281,167
Class DT***	50,000,660	-	-

Net income (loss) per weighted average Unit
Class A*	$0.1032	$(0.0174)	$-
Class C*	$0.0968	$0.0004	$-
Class D*	$0.1292	$(0.0561)	$-
Class I*	$0.1243	$0.0270	$-
Class DS**	$0.1835	$0.0559	$0.2190
Class DT***	$0.1584	$-	$-

*Units issued on August 1, 2009.
**Units issued on September 1, 2008.
***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2010 AND 2009 AND
FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008 (in units)

	Initial Offering	Subscriptions	Redemptions	Members' Capital December 31, 2008	Subscriptions	Redemptions	Members' Capital December 31, 2009	Subscriptions	Redemptions	Members' Capital December 31, 2010

Class A*	-	-	-	-	1,510,078	-	1,510,078	2,843,249	(87,311)	4,266,016
Class C*	-	-	-	-	9,756,583	(31,221)	9,725,362	14,066,831	(1,331,508)	22,460,685
Class D*	-	-	-	-	10,234,679	-	10,234,679	2,050,640	-	12,285,319
Class I*	-	-	-	-	4,622,411	-	4,622,411	4,501,388	(501,768)	8,622,031
Class DS**	34,615,818	5,448,356	-	40,064,174	10,504,934	(2,415,456)	48,153,652	67,480,465	(2,668,473)	112,965,644
Class DT***	-	-	-	-	-	-	-	60,851,604	(21,740,219)	39,111,385

Total Members' Units	34,615,818	5,448,356	-	40,064,174	36,628,685	(2,446,677)	74,246,182	151,794,177	(26,329,279)	199,711,080

*Units issued on August 1, 2009.
**Units issued on September 1, 2008.
***Units issued on February 1, 2010.
See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2010 AND 2009 AND
FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members' Capital December 31, 2008	Subscriptions	Redemptions	Net Income(loss)	Members' Capital December 31, 2009	Subscriptions	Redemptions	Net Income(loss)	Members' Capital December 31, 2010
Class A*	$-	$-	$-	$-	$-	$1,632,689	$-	$(13,209)	$1,619,480	$3,109,070	$(102,230)	$401,308	$5,027,628
Class C*	-	-	-	-	-	10,435,845	(33,400)	1,884	10,404,329	15,150,516	(1,476,123)	2,064,204	26,142,926
Class D*	-	-	-	-	-	11,249,487	-	(247,037)	11,002,450	2,182,138	-	1,548,656	14,733,244
Class I*	-	-	-	-	-	4,914,625	-	72,382	4,987,007	4,838,269	(566,183)	1,004,560	10,263,653
Class DS**	34,615,818	6,424,836	-	7,946,204	48,986,858	12,367,513	(2,980,051)	2,610,613	60,984,933	83,667,256	(3,423,232)	18,370,900	159,599,857
Class DT***	-	-	-	-	-	-	-	-	-	60,908,672	(23,264,195)	7,922,163	45,566,640

Total Members' Capital	$34,615,818	$6,424,836	$-	$7,946,204	$48,986,858	$40,600,159	$(3,013,451)	$2,424,633	$88,998,199	$169,855,921	$(28,831,963)	$31,311,791	$261,333,948

*Units issued on August 1, 2009.
**Units issued on September 1, 2008.
***Units issued on February 1, 2010.
See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT*

Net asset value or offering price, beginning of year or at time of offer	$1.0724	$1.0698	$1.0750	$1.0789	$1.2665	$1.0000

Net realized and net change in unrealized trading profit	0.2009	0.1992	0.2032	0.2026	0.2394	0.2317
Brokerage commissions	(0.0041)	(0.0040)	(0.0041)	(0.0041)	(0.0049)	(0.0039)
Interest income	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0907)	(0.1011)	(0.0748)	(0.0870)	(0.0882)	(0.0628)
					-
Net asset value, end of year	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Total Return: (b)

Total return before Performance fees	14.37%	13.24%	16.10%	14.83%	16.10%	21.53%
Performance fees	-4.60%	-4.60%	-4.60%	-4.60%	-4.60%	-4.83%
Total return after Performance fees	9.77%	8.64%	11.50%	10.23%	11.50%	16.70%

Ratios to Average Member's Capital: (a)

Expenses (excluding Performance fees)	3.85%	4.85%	2.34%	3.44%	2.34%	1.19%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.35%	4.58%
Expenses (including Performance fees)	8.20%	9.20%	6.69%	7.79%	6.69%	5.77%

Net investment income (loss)	8.20%	9.21%	6.69%	7.80%	6.69%	5.78%

(a) The ratios to average members' capital have been annualized. The total return ratios are not annualized.
(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions.

*Units issued on February 1, 2010.
See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A*	Class C*	Class D*	Class I*	Class DS

Net asset value or offering price, beginning of year or at time of offer	$1.0000	$1.0000	$1.0000	$1.0000	$1.2227

Net realized and net change in unrealized trading profit	0.1577	0.1576	0.1580	0.1580	0.0891
Brokerage commissions	(0.0019)	(0.0019)	(0.0019)	(0.0019)	(0.0043)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0002
Expenses	(0.0834)	(0.0859)	(0.0811)	(0.0772)	(0.0412)
					-
Net asset value, end of year	$1.0724	$1.0698	$1.0750	$1.0789	$1.2665

Total Return: (b)

Total return before Performance fees	9.67%	9.21%	10.38%	9.85%	4.40%
Performance fees	-2.44%	-2.28%	-2.82%	-2.04%	-1.11%
Total return after Performance fees	7.23%	6.93%	7.56%	7.81%	3.29%

Ratios to Average Member's Capital: (a)

Expenses (excluding Performance fees)	1.75%	2.17%	1.12%	1.58%	2.48%
Performance fees	2.35%	2.18%	2.75%	1.92%	0.95%
Expenses (including Performance fees)	4.10%	4.35%	3.87%	3.50%	3.43%

Net investment income (loss)	4.10%	4.35%	3.86%	3.51%	3.42%

(a) The ratios to average members' capital have been annualized. The total return ratios are not annualized.
(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions.

*Units issued on August 1, 2009.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC
(A Delaware Limited Liability Company)

 FINANCIAL DATA HIGHLIGHTS
 FOR THE PERIOD SEPTEMBER 1, 2008 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DS

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit	0.3047
Brokerage commissions	(0.0011)
Interest income	0.0026
Expenses	(0.0835)
-
Net asset value, end of year	$1.2227

Total Return: (b)

Total return before Performance fees	30.29%
Performance fees	-6.68%
Total return after Performance fees	22.27%

Ratios to Average Member's Capital: (a)

Expenses (excluding Performance fees)	2.70%
Performance fees	6.62%
Expenses (including Performance fees)	9.32%

Net investment income (loss)	-8.58%

(a) The ratios to average members' capital have been annualized. The total return ratios are not annualized.
(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members' return may vary from these returns based on timing of capital transactions.

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

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's financial statements to determine whether the tax positions are "more-likely-than-not" to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the "more-likely-than-not" threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States – 2008.

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

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition, as of December 31, 2010 and 2009 are as follows:

December 31, 2010
	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	330	$586,527	0.22%	-	$-	0.00%	$586,527	0.22%	March 11
Currencies	2,852,187,119	6,292,330	2.41%	(1,929,042,262)	(3,230,067)	-1.24%	3,062,263	1.17%	March 11
Energy	1,501	4,746,214	1.82%	-	-	0.00%	4,746,214	1.82%	January 11 - April 11
Interest rates	3,883	382,086	0.15%	(600)	(37,834)	-0.01%	344,252	0.14%	March 11 - June 13
Metals	525	5,470,493	2.09%	(279)	(3,554,866)	-1.36%	1,915,627	0.73%	January 11 - April 11
Stock indices	3,492	(1,439)	0.00%	-	-	0.00%	(1,439)	0.00%	January 11 - March 11

Total		$17,476,211	6.69%		$(6,822,767)	-2.61%	$10,653,444	4.08%

December 31, 2009
	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	37	$18,635	0.02%	(44)	$(17,718)	-0.02%	$917	0.00%	March 10
Currencies	47,800,234	(66,336)	-0.07%	(42,482,119)	(240,350)	-0.27%	(306,686)	-0.34%	March 10
Energy	379	481,139	0.54%	-	-	0.00%	481,139	0.54%	January 10 - April 10
Interest rates	3,437	(2,232,094)	-2.51%	-	-	0.00%	(2,232,094)	-2.51%	March 10 - December 10
Metals	89	73,051	0.08%	(24)	(163,255)	-0.18%	(90,204)	-0.10%	January 10 - March 10
Stock indices	1,249	1,261,228	1.42%	-		0.00%	1,261,228	1.42%	January 10 - March 10

Total		$(464,377)	-0.52%		$(421,323)	-0.47%	$(885,700)	-0.99%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Member’s Capital as of December 31, 2010 and 2009.

3.	FAIR VALUE OF INVESTMENTS

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

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

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

The Fund's net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and 2009 are as follows:

2010
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$11,183,881	$7,332,217	$3,851,664	$-
Short	$(3,592,701)	(37,835)	(3,554,866)	-
	$7,591,180	$7,294,382	$296,798	$-

Forwards
Long	$6,292,330	$-	$6,292,330	$-
Short	$(3,230,066)	-	(3,230,066)	-
	$3,062,264	$-	$3,062,264	$-

December 31, 2010	$10,653,444	$7,294,382	$3,359,062	$-

2009
Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$(398,041)	$(669,113)	$271,072	$-
Short	$(180,972)	(17,717)	(163,255)	-
	$(579,013)	$(686,830)	$107,817	$-

Forwards
Long	$(66,336)	$-	$(66,336)	$-
Short	$(240,351)	-	(240,351)	-
	$(306,687)	$-	$(306,687)	$-

December 31, 2009	$(885,700)	$(686,830)	$(198,870)	$-

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

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund's capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to "customer funds" deposited with regulated dealers and brokers.

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

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to BlueCrest on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1% Fee.  BlueCrest pays MLAI 50% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the Fund.

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