Form 10-K, Exhibit 13
period 2016-12-31
ML BlueTrend FuturesAccess LLC
filed 2017-03-17
CIK 1471270

Exhibit 13.01

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and Report of Independent Registered Public Accounting Firm

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of ML BlueTrend FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the “Fund”) as of December 31, 2016 and 2015, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter collectively referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 17 , 2017

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 4713000, F:(813) 286 6000, www.pwc.com/us

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $4,832,601 for 2016 and $7,259,503 for 2015)	$19,116,422	$45,654,052
Unrealized profit on open futures contracts	1,173,757	1,540,123
Unrealized profit on open forwards contracts	385,902	569,431
Cash and cash equivalents	576,602	489,100
Other assets	4,988	1,976

TOTAL ASSETS	$21,257,671	$48,254,682

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$2,991	$4,597
Sponsor and Performance fees payable	55,014	110,760
Redemptions payable	999,745	12,240,124
Unrealized loss on open futures contracts	858,489	1,109,185
Unrealized loss on open forwards contracts	286,653	634,076
Other liabilities	261,019	276,855

Total liabilities	2,463,911	14,375,597

MEMBERS’ CAPITAL:
Members’ Capital (21,236,922 Units and 33,343,322 Units outstanding; unlimited Units authorized)	18,793,760	33,879,085
Total Members’ Capital	18,793,760	33,879,085

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$21,257,671	$48,254,682

NET ASSET VALUE PER UNIT:

Class A	$0.9288	$1.0657
Class C	$0.8638	$1.0011
Class D	$0.8323	$0.9407
Class I	$0.9609	$1.0981
Class M	$0.9016	$1.0191

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
TRADING PROFIT (LOSS), NET:

Realized, net	$(1,647,185)	$8,955,359	$11,851,426
Change in unrealized, net	48,224	(2,453,551)	(1,786,161)
Brokerage commissions	(136,013)	(366,457)	(530,630)

Total trading profit (loss), net	(1,734,974)	6,135,351	9,534,635

INVESTMENT INCOME (EXPENSE):
Interest, net	29,166	2,004	3,304

EXPENSES:
Management fee	408,600	896,970	1,770,108
Sponsor fee	510,258	772,655	882,045
Performance fee	86,267	612,282	—
Other	408,980	552,393	531,241
Total expenses	1,414,105	2,834,300	3,183,394

NET INVESTMENT INCOME (LOSS)	(1,384,939)	(2,832,296)	(3,180,090)

NET INCOME (LOSS)	$(3,119,913)	$3,303,055	$6,354,545

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	2,740,026	3,727,869	4,488,121
Class C	18,198,269	26,118,762	32,654,721
Class D**	100	100	—
Class I	2,008,571	2,085,197	2,974,601
Class DS*	—	24,806,229	30,807,046
Class DT***	—	9,519,124	11,434,977
Class M	4,318,722	5,194,874	4,812,871

Net income (loss) per weighted average Unit
Class A	$(0.1237)	$0.0069	$0.0564
Class C	$(0.1135)	$(0.0016)	$0.0544
Class D**	$(0.1080)	$(0.0593)	$—
Class I	$(0.1351)	$0.0079	$0.0482
Class DS*	$—	$0.1154	$0.0870
Class DT***	$—	$0.0368	$0.0979
Class M	$(0.1030)	$0.0171	$0.0792

*Units fully redeemed as of April 30, 2015. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2015 to April 30, 2015.)

** Units fully redeemed as of December 31, 2013. Units reissued on May 1, 2015. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class in 2015 is for the period May 1, 2015 to December 31, 2015.)

***Units fully redeemed as of December 31, 2015.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014 (IN UNITS)

	Members’ Units December 31, 2013	Subscriptions	Redemptions	Members’ Units December 31, 2014	Subscriptions	Redemptions	Members’ Units December 31, 2015	Subscriptions	Redemptions	Members’ Units December 31, 2016
Class A	6,205,276	176,366	(2,700,335)	3,681,307	467,953	(881,008)	3,268,252	—	(1,277,538)	1,990,714
Class C	36,389,842	7,078,210	(15,564,524)	27,903,528	578,012	(5,414,493)	23,067,047	36,615	(9,438,573)	13,665,089
Class D**	—	—	—	—	100	—	100	—	—	100
Class I	4,423,168	89,719	(2,400,285)	2,112,602	—	(51,132)	2,061,470	—	(219,339)	1,842,131
Class DS*	40,760,743	904,037	(15,707,903)	25,956,877	—	(25,956,877)	—	—	—	—
Class DT***	13,436,067	146,483	(3,444,976)	10,137,574	1,690,858	(11,828,432)	—	—	—	—
Class M	4,366,217	4,108,122	(3,203,968)	5,270,371	292,659	(616,577)	4,946,453	256,812	(1,464,377)	3,738,888
Total Members’ Units	105,581,313	12,502,937	(43,021,991)	75,062,259	3,029,582	(44,748,519)	33,343,322	293,427	(12,399,827)	21,236,922

*Units fully redeemed as of April 30, 2015.

**Units fully redeemed as of December 31, 2013 and Units reissued on May 1, 2015.

***Units fully redeemed as of December 31, 2015.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2014	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2015	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2016
Class A	$6,141,004	$178,020	$(2,657,504)	$253,056	$3,914,576	$511,568	$(969,003)	$25,757	$3,482,898	$—	$(1,295,006)	$(338,940)	$1,848,952
Class C	34,513,938	6,582,000	(14,718,168)	1,775,464	28,153,234	606,000	(5,627,395)	(40,530)	23,091,309	38,000	(9,260,773)	(2,065,058)	11,803,478
Class D**	—	—	—	—	—	100	—	(6)	94	—	—	(11)	83
Class I	4,474,756	88,000	(2,400,608)	143,483	2,305,631	—	(58,433)	16,546	2,263,744	—	(222,374)	(271,266)	1,770,104
Class DS*	50,584,682	1,183,660	(19,314,112)	2,681,711	35,135,941	—	(37,998,300)	2,862,359	—	—	—	—	—
Class DT***	14,111,529	164,129	(3,665,183)	1,119,777	11,730,252	2,024,842	(14,105,242)	350,148	—	—	—	—	—
Class M	4,010,087	3,803,517	(2,914,965)	381,054	5,279,693	308,000	(635,434)	88,781	5,041,040	263,867	(1,489,126)	(444,638)	3,371,143
Total Members’ Capital	$113,835,996	$11,999,326	$(45,670,540)	$6,354,545	$86,519,327	$3,450,510	$(59,393,807)	$3,303,055	$33,879,085	$301,867	$(12,267,279)	$(3,119,913)	$18,793,760

*Units fully redeemed as of April 30, 2015.

**Units fully redeemed as of December 31, 2013 and Units reissued on May 1, 2015.

***Units fully redeemed as of December 31, 2015.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2016

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class I	Class D	Class M
Per Unit Operating Performance:

Net asset value beginning of year	$1.0657	$1.0011	$1.0981	$0.9407	$1.0191

Net realized and net change in unrealized trading profit (loss)	(0.0862)	(0.0802)	(0.0892)	(0.0772)	(0.0836)
Brokerage commissions	(0.0053)	(0.0049)	(0.0055)	(0.0046)	(0.0051)
Interest income, net	0.0011	0.0011	0.0012	0.0013	0.0011
Expenses	(0.0465)	(0.0533)	(0.0437)	(0.0279)	(0.0299)

Net asset value, end of year	$0.9288	$0.8638	$0.9609	$0.8323	$0.9016

Total Return: (a)

Total return before Performance fees	-12.85%	-13.71%	-12.50%	-11.53%	-11.54%
Performance fees	0.00%	0.00%	0.00%	0.01%	0.01%
Total return after Performance fees	-12.85%	-13.71%	-12.50%	-11.52%	-11.53%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees) (b)	4.49%	5.49%	4.09%	3.00%	2.99%
Performance fees	-0.01%	-0.01%	-0.01%	-0.02%	-0.01%
Expenses (including Performance fees)	4.48%	5.48%	4.08%	2.98%	2.98%

Net investment income (loss) (excluding Performance fees)	-4.38%	-5.37%	-3.98%	-2.89%	-2.88%
Performance Fees	0.01%	0.01%	0.01%	0.02%	0.01%
Net investment income (loss) (including Performance fees)	-4.37%	-5.36%	-3.97%	-2.87%	-2.87%

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

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML BlueTrend FuturesAccess LLC (the “Fund”), a  FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Systematica Investments Limited (acting as general partner of Systematica Investments LP) (“Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the BlueTrend Program (the “Trading Program”) for the Fund. The Trading Advisor has delegated the day-to-day operation of the Trading Program to affiliated sub-investment managers, Systematica Investments GP Limited and Systematica Investments Singapore Pte. Ltd. and may in the future delegate to other affiliated sub-investment managers.

Merrill Lynch Alternative Investments LLC (“MLAI”, the “Sponsor” or the “Managing Member”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BofA Corp.”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. MLAI may select other parties as clearing broker(s). Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund. MLAI may select other of its affiliates, or third parties, as F/X or other over-the-counter (“OTC”) prime brokers. MLPF&S and MLI are BofA Corp. affiliates.

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

As of December 31, 2016, the Fund offers five Classes of Units:  Class A, Class C, Class I, Class D and Class M.  Each Class of Units is offered at the Net Asset Value per Unit.

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

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents which are classified as Level II within the fair value hierarchy discussed in Note 3. As of December 31, 2016 and 2015, the Fund held no cash equivalents.  Cash was held at a nationally recognized financial institution.

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

Class A Units are subject to upfront sales commissions paid to MLPF&S ranging from 1.0% to 2.5% of an investor’s gross subscription amount. Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Sales commissions are directly deducted from subscription amounts. Class C Units and Class M Units are not subject to upfront sales commissions. Class DT Units and Class DS Units were not subject to upfront sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each investor is individually responsible for reporting income or loss based on such investor’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertain tax positions. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the Net Asset Value of the Fund, including reducing the Net Asset Value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2013.

Distributions

Each investor is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2016, 2015 and 2014.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2016 and 2015, are as follows:

December 31, 2016

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	116	$(73,917)	-0.39%	(146)	$46,560	0.25%	$(27,357)	-0.14%	March 2017
Currencies-Forwards*	21,829,231	(35,467)	-0.19%	(36,605,247)	134,716	0.72%	99,249	0.53%	March 2017
Energy	61	106,625	0.57%	(12)	(2,950)	-0.02%	103,675	0.55%	January 2017 - April 2017
Interest rates	313	22,027	0.12%	(515)	41,780	0.22%	63,807	0.34%	March 2017 - December 2020
Metals	110	(6,210)	-0.03%	(118)	(38,729)	-0.21%	(44,939)	-0.24%	January 2017 - April 2017
Stock indices	258	155,178	0.83%	(242)	64,904	0.35%	220,082	1.18%	January 2017 - March 2017

Total		$168,236	0.91%		$246,281	1.31%	$414,517	2.22%

December 31, 2015

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	49	$(8,940)	-0.03%	(453)	$235,860	0.70%	$226,920	0.67%	March 2016
Currencies-Forwards*	47,118,237	61,597	0.18%	(58,341,822)	(126,242)	-0.37%	(64,645)	-0.19%	March 2016
Energy	—	—	0.00%	(256)	218,018	0.64%	218,018	0.64%	January 2016 - April 2016
Interest rates	758	(88,889)	-0.26%	(584)	5,166	0.01%	(83,723)	-0.25%	March 2016 - December 2019
Metals	194	7,031	0.02%	(280)	195,391	0.58%	202,422	0.60%	January 2016 - April 2016
Stock indices	93	(31,689)	-0.09%	(297)	(101,010)	-0.30%	(132,699)	-0.39%	January 2016 - March 2016

Total		$(60,890)	-0.18%		$427,183	1.26%	$366,293	1.08%

*Currencies-Forwards present notional amounts as converted to USD.

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2016 and December 31, 2015. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (losses) of long positions and short positions, netting unrealized losses against unrealized profits as applicable.  Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

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

Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2016 and 2015.

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels as of December 31, 2016 and 2015 are as follows:

2016

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$1,173,757	$699,495	$474,262	$—
Forwards	385,902	—	385,902	—
	$1,559,659	$699,495	$860,164	$—

Liabilities
Futures	$858,489	$366,235	$492,254	$—
Forwards	286,653	—	286,653	—
	$1,145,142	$366,235	$778,907	$—

December 31, 2016	$414,517	$333,260	$81,257	$—

2015

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$1,540,123	$860,096	$680,027	$—
Forwards	569,431	—	569,431	—
	$2,109,554	$860,096	$1,249,458	$—

Liabilities
Futures	$1,109,185	$694,463	$414,722	$—
Forwards	634,076	—	634,076	—
	$1,743,261	$694,463	$1,048,798	$—

December 31, 2015	$366,293	$165,633	$200,660	$—

The Fund’s volume of trading forwards and futures at December 31, 2016 and 2015, respectively, are representative of the activity throughout the years presented.

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

The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2016 and December 31, 2015, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts plus the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure.

The following table indicates the trading profits and losses before brokerage commissions, by commodity industry sector for the years ended December 31, 2016, 2015 and 2014:

	December 31, 2016	December 31, 2015	December 31, 2014
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(73,224)	$(906,012)	$928,675
Currencies	83,098	(724,417)	1,517,178
Energy	(1,102,399)	2,724,413	(3,827,961)
Interest rates	1,453,413	3,717,299	16,399,286
Metals	(768,755)	1,056,715	(1,212,825)
Stock indices	(1,191,094)	633,810	(3,739,088)

Total, net	$(1,598,961)	$6,501,808	$10,065,265

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

4.                    RELATED PARTY TRANSACTIONS

MLAI owns 100 Class D Units which represent less than 1% of the Fund’s Net Asset Value as of December 31, 2016 and 2015.

MLAI, the Fund and certain other FuturesAccess Funds, MLAI’s HedgeAccess® Program of  hedge funds and other BofA Corp. funds (each a “Serviced Fund” and collectively, the “Serviced Funds”) have entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly owned subsidiary of BofA Corp. and affiliate of MLAI.  The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units.  The fees charged by the Transfer Agent for its services were 0.02% per year of the aggregate net assets of the Serviced Funds. The fee is paid monthly in arrears.  The Transfer Agent also receives reimbursement for its out-of-pocket expenses and certain extraordinary expenses.  MLAI allocates the Transfer Agent fees to each of the Serviced Funds, including the Fund, on a monthly basis based on each Serviced Fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2016, 2015, and 2014 amounted to $5,134, $23,051 and $18,944 respectively, of which $1,055 and $2,507 was payable to the Transfer Agent as of December 31, 2016 and 2015, respectively. Such fee and related payable are included in other expenses and other liabilities on the accompanying Statements of Operations and Statements of Financial Condition, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BofA Corp. affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BofA Corp.’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets during any time they are maintained by the Sponsor with its affiliates. As of December 31, 2016, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%, except for currencies designated by MLPF&S as “negative interest rate currencies”  (discussed below). The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by major brokers and is calculated by the Federal Reserve Bank of New York using data provided by the brokers. Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis. MLPF&S deposits certain of the Fund’s assets as margin or collateral with clearinghouses and/or depositories. As a result of the present low interest rate environment, these clearinghouses and depositories charge MLPF&S fees to account for the negative interest rates on cash balances for certain currencies, which may change from time to time. Accordingly, MLPF&S charges the Fund a “negative interest rate fee” for any currencies designated by MLPF&S as a “negative interest rate currency.”

The Fund charges Sponsor fees on the month-end Net Asset Value after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units. Class D Units and Class M Units are not charged a Sponsor fee.  Class DT Units and Class DS Units were not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2016, 2015 and 2014 was approximately $5.17, $5.91 and $7.04, respectively.

Brokerage commissions, interest, net and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit (loss), as presented on the Statements of Financial Condition are held with a related party.

5.                    ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2017.  Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless (x) terminated at any time by either the Trading Advisor or the Fund upon 120 days written notice to the other party or (y) terminated upon certain occurrences as provided therein.  Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary responsibility to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

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

The Fund pays a 25% annual performance fee to the Trading Advisor with respect to all Classes of Units. The performance fee is calculated based on any increase in the aggregate Net Asset Value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest Net Asset Value as of any previous December 31 after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).  The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2016, 2015 and 2014 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

8.                    RECENT ACCOUNTING PRONOUNCEMENTS

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-15, Presentation of Financial Statements — Going Concern, which requires management to evaluate, at each annual and interim reporting period, the Fund’s ability to continue as a going concern within one year of the date the financial statements are issued. This accounting guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Adoption of this standard did not have an effect on the financial statements.

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